Exhibit 99.2

PCB Bancorp Declares Increased Quarterly Cash Dividend of $0.12 Per Common Share
Los Angeles, California - July 22, 2021 - PCB Bancorp (the “Company”) (NASDAQ: PCB), the holding company of Pacific City Bank (the “Bank”), announced that on July 22, 2021, its Board of Directors declared a quarterly cash dividend of $0.12 per common share. The dividend will be paid on or about August 13, 2021, to shareholders of record as of the close of business on August 6, 2021.
“I am pleased to announce another increase in our quarterly cash dividend to $0.12 per common share from $0.10 per common share for the third quarter of 2021,” said Henry Kim, President and Chief Executive Officer. “We are committed to making corporate decisions that directly benefit our shareholders.”
About PCB Bancorp
PCB Bancorp, formerly known as Pacific City Financial Corporation, is the bank holding company for Pacific City Bank, a California state chartered bank, offering a full suite of commercial banking services to small to medium-sized businesses, individuals and professionals, primarily in Southern California, and predominantly in Korean-American and other minority communities.
Contact:
Timothy Chang
Executive Vice President & Chief Financial Officer
213-210-2000

1